FUTURE MEDICAL TECHNOLOGIES INTERNATIONAL, INC.

                     1996 STOCK INCENTIVE PLAN
1.   PURPOSE.

The purpose of this Stock Incentive Plan (the "Plan") is to enable Future Medical Technologies International, Inc. (the "Company") to attract and retain the services of selected employees, officers, directors and other key contributors (including consultants and nonemployee agents) of the Company or any subsidiary of the Company. Notwithstanding the foregoing, grants to Non-Employee Directors (as defined in subparagraph 12.1) of options or other awards under the Plan shall be made solely in accordance with the provisions of paragraph 12.

2.   SHARES SUBJECT TO THE PLAN.

Subject to adjustment as provided below, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 2,000,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option or stock appreciation right granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option or stock appreciation right shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan or forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.   EFFECTIVE DATE AND DURATION OF PLAN.

3.1  Effective Date.  The Plan shall become effective as of September
20, 1996.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding option, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.   ADMINISTRATION.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to a "stock compensation committee" of the Board of Directors or specified officers of the Company, or both (the "Committee"), any or all authority for administration of the Plan. If authority is delegated to a committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company unless the officers who are to be compensated abstain from voting.

5.   TYPES OF AWARDS; ELIGIBILITY.

The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6.1 and 6.2; (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraphs 6.1 and 6.3; (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; and (vii) grant foreign qualified awards as provided in paragraph 11. Any such awards may be made to employees, including employees who are officers or directors, directors, and to nonemployees (including consultants) who the Board of Directors believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company, or its subsidiaries, shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.
6.    OPTION GRANTS.

6.1  General Rules Relating to Options.

(a) Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

(b) Exercise of Options. Except as provided in paragraph 6.1(d) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company (except for consultants) and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6.1(d) and 13, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

(d) Exercisability. All options granted pursuant to subparagraph 6.1 shall be exercisable according to the following schedule.

Period of Employee's Continuous Service Portion of Total Option
from the Date the Option is Granted     Which is Exercisable
     Less than 12 months:                0%

     After each 12 month                25% plus 25% for each 12
                                        months successive period
                                        of additional continuous
                                        service, until fully vested

(c) Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

(d)  Termination of Employment or Service.

     (i) General Rule. Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with the Company or subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6.1(d)(ii) and (iii), the option may be exercised at any time prior to the expiration date of the option or the expiration of 90 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

     (ii) Termination Because of Physical Disability. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of physical disability (as that term is defined in Section 22(e)(3) of the Code), the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

     (iii) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a parent or subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

     (iv) Amendment of Exercise Period Applicable to Termination. The Board of Directors, at the time of grant or at any time thereafter, may extend the 90 day and 12-month exercise periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

     (v) Failure to Exercise Options. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

(e) Purchase of Shares. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution, and any other information the Board of Directors may request. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company) or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, deferred compensation credits, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be determined by the Board of Directors. No shares shall be issued until full payment therefor has been made. Each optionee who has exercised an option shall immediately upon notification of the amount due, it any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option, less the number of shares surrendered in payment of the option exercise.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

(a) Limitation on Amount of Grants. An Incentive Stock Option shall by its terms prohibit the exercise of all options in excess of the amount provided for in Section 422(d) of the Code. Should it be determined that any Incentive Stock Option granted under the Plan inadvertently exceeds such maximum, such Incentive Stock Option grant shall be deemed to be a grant of a Nonqualified Stock Option to the extent, but only to the extent, of such excess.

(b) Limitation on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Common Stock subject to the option on the date it is granted, as described in paragraph 6.2(d), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(c) Duration of Options. Subject to paragraphs 6.1(b) and 6.2(b), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of five years from the date it is granted.

(d) Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6.2(b), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be determined by the Board of Directors.

(e) Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the fifth anniversary of the effective date of the Plan.

(f) Conversion of Incentive Stock Options. The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

6.3 Non Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following additional terms and conditions:

(a) Options Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price may be less than the fair market value of the shares on the date of grant. The fair market value of shares covered by a Non-Statutory Stock Option shall be determined by the Board of Directors.

(b) Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.   STOCK BONUSES.

The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

8.   RESTRICTED STOCK.

The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors, which consideration may be less than fair market value of the Common Stock at the time of issuance. shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.
The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other accounts payable by the Company to the purchaser, including salary, subject to applicable law. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

9.  STOCK APPRECIATION RIGHTS.

9.1 Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms and conditions as the Board of Directors prescribes.

9.2  Exercise.

(a) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

(b) A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (3) upon exercise of the option, the related stock appreciation right of portion thereof terminates.

(c) The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

(d) For purposes of this paragraph 9, the fair market value of the Common Stock shall be as specified by the Board of Directors.

(e) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

(f) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

(g) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares surrendered for withheld to satisfy withholding obligations. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

10.  CASH BONUS RIGHTS.

10.1 Grant. The Board of Directors may grant cash bonus rights under the Pan in connection with (i) options granted or previously granted;
(ii) stock appreciation rights granted or previously granted; (iii) stock bonuses awarded or previously awarded; and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. The payment of a cash bonus shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

10.2 Cash Bonus Rights in Connection with Options. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part. If an optionee purchases shares upon exercise of an option, and does not exercise a related stock appreciation right, the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by
the applicable bonus percentage.   The bonus percentage applicable to
a bonus right shall be determined from time to time by the Board of Directors bus shall in no event exceed 75 percent.

10.3 Cash Bonus rights in Connection with Stock Bonus. A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

10.4 Taxes. The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

11.  FOREIGN QUALIFIED GRANTS.

Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

12.  OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1 Initial Non-Discretionary Grants.   Each person who is or becomes
a Non-Employee Director after September 20, 1996 shall be automatically granted an option to purchase 10,000 shares of Common
Stock on the date he or she becomes a Non-Employee Director. A "Non-Employee Director" is a director who is not an employee of the Company or any of its subsidiaries and has not been an employee of the Company or any of its subsidiaries within one year of any date as of which a determination of eligibility is made.

12.2 Exercisability.  All options granted pursuant to subparagraph
12.1 shall be exercisable according to the following schedule.

Period of Non-Employee Director's Continuous
Service as a Director of the Company         Portion of Total Option
from the Date the Option is Granted          Which is Exercisable
     Less than 12 months:                      0%

     After 12 months of continuous service   100%
/TABLE

12.3 Annual Non-Discretionary Grants to Continuing Non-Employee Directors. Each person who is or becomes a Continuing Non-Employee Director after September 20, 1996 shall automatically annually receive, on the day of the Company's regular annual meeting of its shareholders, a nondiscretionary grant of the option to purchase up to 10,000 shares of the Company's Common Stock. A "Continuing Non-Employee Director" is a Non-Employee Director who continuously serves as a Non-Employee Director of the Company during a period of time which includes the date(s) upon which one or more annual shareholder meetings of the Company are held.

12.4 Exercisability.  All options granted pursuant to subparagraph
12.3 above shall be immediately exercisable after 12 months of continuous service for the total number of shares covered by the option (the "Option Shares"). However, no portion of the Option is exercisable prior to 12 months of continuous service.

12.5 Exercise Price. The exercise price of any option granted pursuant to this paragraph 12 shall be equal to the fair market value of the Common Stock as determined in accordance with the procedure set forth in paragraph 6.2(d).

12.6 Term of Option. The terms of each option granted pursuant to this paragraph 12 shall be five (5) years from the date of grant.

12.7 "Complete Month". For all purposes of this paragraph 12, a complete month shall be deemed to be the period which starts on the day of grant and ends on the same day of the following calendar month, so that each successive "complete month" ends on the same day of each successive calendar month (or, in respect of any calendar month which does not include such a day, that "complete month" shall end on the first day of the next following calendar month).

12.8 Termination as a Director. If an optionee ceases to be a director of the Company for any reason, including death, all options granted pursuant to this paragraph 12 may be exercised at any time prior to the expiration date of the option or the expiration of 60 days (or 12 months in the event of death) after the last day the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last day the optionee served as a director.

12.9 Nontransferability. Each option granted pursuant to this paragraph 12 by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974.

12.10 Exercise of Options. Any options granted pursuant to this paragraph 12 may be exercised upon payment of cash or shares of Common Stock of the Company in accordance with paragraph 6.1(e). Unless otherwise determined by the Board of Directors, if an option is exercised within six months of the date of grant, the shares acquired upon such exercise may not be sole until six months after the date of grant.

13.  CHANGES IN CAPITAL STRUCTURE.

If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for awards under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. The Board of Directors may also require that any securities issued in respect of or exchanged for shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance or fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

14.  EFFECT OF LIQUIDATION OR REORGANIZATION.

14.1 Cash, Stock or Other Property for Stock. Except as provided in paragraph 14.2, upon a merger, consolidation, acquisition of property or stock, reorganization or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted hereunder shall terminate, but the optionee shall have the right during a 30-day period immediately prior to any such merger, consolidation, acquisition of property or stock, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements applicable to the option have been satisfied at the discretion of the Board of Directors.

14.2 Conversion of Options on Stock for Stock Exchange. If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Board of Directors, in its sole discretion, determines that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of paragraph 14.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization.

15.  CORPORATE MERGERS, ACQUISITIONS, ETC.

The Board of Directors may also grant options, stock appreciation rights, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

16.  AMENDMENT OF PLAN.

The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respect as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6.1(d), 13 and 14, however, no change in an award already granted shall be made without the written consent of the holders of such award.

17.  APPROVALS.

The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

18.  EMPLOYMENT AND SERVICE RIGHTS.

Nothing in the Plan or any award pursuant to the Plan shall: (a) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (b) confer upon any person engaged by the Company any right to be retained or employed by the company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

19.  RIGHTS AS A SHAREHOLDER.

The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

Date adopted by Board                        July 23, 1996
Date Approved by Stockholders                September 20, 1996
Date Last Amended by the Shareholders        N/A

FMTI\STOCKPLN.96